Exhibit 10.15

31 JULY 2006

B J TAYLOR

J P OAKLEY

EVERCORE PARTNERS INC.,

AGREEMENT

for the sale and purchase of the

shares of Braveheart Financial Services Limited

Exhibit 10.15

AGREEMENT

dated 31 July 2006

BETWEEN:

(1)	B J TAYLOR of Rycote Park, Nr. Thame, Oxfordshire OX9 2PE (BJT);

(2)	J P OAKLEY of 84 Sterndale Road, London W14 0HX (JPO);

(the Sellers and each a Seller), and

(3)	EVERCORE PARTNERS INC., a corporation incorporated under the laws of the State of Delaware, USA whose principal office is at 55 East 52nd Street, 43rd Floor, New York, New York 10055 (the Purchaser)

(together the parties).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 7.

Whereas

Braveheart Financial Services Limited (the Company) is a private company limited by shares incorporated in England conducting corporate finance and private equity advisory business.

The Purchaser wishes to establish its own corporate finance and private equity advisory business in Europe and has concluded that it is best to do so through an acquisition of the Company with which it has been working pursuant to a Cooperation Agreement.

The Sellers are together the legal and beneficial owners of 100% of the existing and outstanding share capital of the Company. The Purchaser has agreed to purchase and the Sellers have agreed to sell the Company on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED:

1.	SALE AND PURCHASE

1.1 The Sellers shall sell, and the Purchaser shall purchase, the Shares with effect from Closing with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Shares after Closing. The sale and purchase of the Shares shall be on the terms set out in this Agreement.

1.2 BJT shall sell, and the Purchaser shall purchase, the Preference Shares with effect from Closing with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the Preference Shares after Closing. The sale and purchase of the Preference Shares shall be on the terms set out in this Agreement.

2.	CONSIDERATION

2.1 The total consideration for the Shares shall be comprised of (a) the Initial Consideration, (b) the Deferred Consideration, and (c) the Earn-Out Consideration, computed, where applicable, in accordance with clause 2.13, and shall be satisfied in such manner as is provided in this Agreement.

Initial Consideration

2.2 At Closing, the Purchaser shall issue to the Sellers the following number of shares of Class A Common Stock (the Initial Consideration):

(a)	to BJT, 942,371 shares of Class A Common Stock; and

(b)	to JPO, 238,842 shares of Class A Common Stock;

(provided that, in the event of any split, reverse split, reclassification, recapitalization or similar transaction with respect to the Class A Common Stock after the date of this Agreement, the foregoing number of shares will be appropriately adjusted).

Earn-out (comprising the Deferred Consideration and Earn-Out Consideration)

2.3 On the seventh anniversary of Closing, the Purchaser shall issue to each Seller a number of additional shares of Class A Common Stock, to be determined by the Purchaser to reflect the success of the Company business over the period from Closing up to the date of issue, of not less than 50% and not more than 100% of the total number of shares of Class A Common Stock issued to such Seller at Closing (such number to be subject to pro rata adjustment to reflect any stock splits or consolidations carried out by the Purchaser prior to such issuance) (the Deferred Consideration).

2.4 50% of the Deferred Consideration (as determined by the Purchaser, to reflect the success of the Company business up to the First Cessation Date, pursuant to clause 2.3) will be issued to the Sellers prior to the seventh anniversary of Closing if and forthwith upon Mr. Altman, Mr. Beutner and Mr. Aspe (together with their Permitted Transferees), collectively, cease to own 90% or more of the aggregate number of Class A Units of Evercore LP owned by them, collectively, as of the Evercore IPO closing (the date of cessation being the First Cessation Date).

2.5 The remaining 50% of the Deferred Consideration (as determined by the Purchaser, to reflect the success of the Company business up to the Second Cessation Date, pursuant to clause 2.3) will be issued to the Sellers prior to the seventh anniversary of Closing if and forthwith upon Mr. Altman, Mr. Beutner and Mr. Aspe (together with their Permitted Transferees), collectively, cease to own 50% or more of the aggregate number of Class A Units of Evercore LP owned by them, collectively, as of the Evercore IPO closing (the date of cessation being the Second Cessation Date).

2.6 In addition, 100% of the Deferred Consideration (as determined by the Purchaser, to reflect the success of the Company business during the period from Closing up to the date of issue, pursuant to clause 2.3) will be issued to the Sellers prior to the seventh anniversary of Closing if and forthwith upon a Change of Control of the Purchaser occurring.

2.7 The Purchaser may determine that the Deferred Consideration (as determined by the Purchaser, to reflect the success of the Company business during the period from Closing up to the date of issue, pursuant to clause 2.3) will be issued to the Sellers prior to the seventh anniversary of Closing in whole or in part at any time and from time to time.

2.8 The Deferred Consideration (as determined by the Purchaser, to reflect the success of the Company business up to the Death or Disability Date, pursuant to clause 2.3) will be issued to a Seller (as the case may be) prior to the seventh anniversary of Closing forthwith upon the date (the Death or Disability Date) of such Seller’s death or Disability.

2.9 Each of the Sellers will be entitled to earn out consideration linked to European Advisory Revenues (the Earn Out Consideration) as follows:

(a)	BJT will be entitled to receive (i) 66 2/3% of the European Advisory Revenues during the period from Closing through 31 December 2006 up to a maximum entitlement of $1,000,000 and (ii) 66 2/3% of the European Advisory Revenues during the period from 1 January 2007 through 31 December 2007 up to a maximum entitlement of $1,000,000 plus any shortfall below $1,000,000 that is not paid pursuant to the foregoing sub clause (i).

(b)	JPO will be entitled to receive (i) 33 1/3% of the European Advisory Revenues during the period from Closing through 31 December 2006 up to a maximum entitlement of $500,000 and (ii) 33 1/3% of the European Advisory Revenues during the period from 1 January 2007 through 31 December 2007 up to a maximum entitlement of $500,000 plus any shortfall below $500,000 that is not paid pursuant to the foregoing sub clause (i).

2.10 Such amounts as are referred to in clause 2.9 shall be satisfied by the Purchaser issuing to the Sellers Loan Notes with a nominal value equal to their respective entitlements promptly after 31 December 2006 (or, if the Closing has not taken place by such date, on the date on which Closing takes place) (in relation to entitlement under sub–clauses (a)(i) and (b)(i)) and 31 December 2007 (in relation to entitlement under sub clauses (a)(ii) and (b)(ii)) and, as among BJT and JPO, shall be issued in proportion to their respective maximum entitlements.

2.11 For the purpose of determining the European Advisory Revenues for determining the Earn Out Consideration under clause 2.9, any revenues generated from cross border advisory engagements by the Purchaser’s Group (including, following Closing, the Company) shall be allocated between the financial advisory business of the Purchaser’s Group in Europe (including, following Closing, the Company) and the Purchaser’s other financial advisory business based on the following formula: 1/3 for origination, 1/3 for geography of deal and 1/3 for execution.

2.12 All Class A Common Stock issued to the Sellers pursuant to this clause 2 shall be issued to the Sellers fully paid (non assessable) and will rank pari passu in all respects with Class A Common Stock in issue at the time the Class A Common Stock are issued pursuant to this Agreement.

2.13 Notwithstanding anything to the contrary in this Agreement, each Seller’s right to receive the Initial Consideration, Deferred Consideration and the Earn-Out Consideration or (if applicable) any consideration received pursuant to clause 3.4 is to be computed in accordance with this clause 2.13 in the event that the value of the Company (and/or the successors or assigns of the Company’s business) on the date on which such consideration is to be paid is lower than the value of the Company at the date of this Agreement (other than, in the case of the Earn-Out Consideration and Deferred Consideration, to the extent that the reduction of value has already been reflected in determining the amount of such consideration otherwise payable). Such computation shall be agreed by the Sellers and the Purchaser in good faith and shall be based on (and only on) general principles of valuation applicable to businesses of the type in which the Company is engaged (but always referable to matters relating to any business or assets of the Company (and/or its successors or assigns)) including, but not limited to:

(a)	future revenue earning potential of the Company; and

(b)	the quality of the client base of the Company.

IPO related transfer restrictions

2.14 Each Seller agrees that all of the shares of Class A Common Stock issued to them as Initial Consideration or Deferred Consideration will, upon closing of the Evercore IPO, be subject to restrictions on transferability which are set out in Schedule 6 and are in line with the restrictions applicable to the pre IPO equity holders of Evercore LP and the Purchaser agrees to be bound by the provisions of Schedule 6.

Preference Share Consideration

2.15 The consideration for the purchase of the Preference Shares shall be the sum of £100,181 plus any accrued but unpaid preference dividend on the Preference Shares as at Closing, payable in cash at Closing.

3.	CONDITIONS TO CLOSING

3.1 Subject to clause 3.4 (and without prejudice to clause 5.1), Closing shall be conditional on the fulfillment of the following Conditions:

(a)	closing of the Evercore IPO having occurred;

(b)	none of the Company or the Sellers having breached any applicable law which would have a substantial material adverse effect on the business of the Company;

(c)	the Purchaser having received from the UK Financial Services Authority all necessary consents and approvals under the Financial Services and Markets Act 2000 in relation to the change of control of the Company as a result of the Proposed Transaction;

(d)	no applicable law, statute, rule regulation or order having been enacted or being in force which makes Closing illegal or failure to comply with which would reasonably be expected to lead to criminal prosecution of any employee of the Company, the Purchaser or any of their respective Affiliates; and

(e)	neither the Sellers and the Purchaser having mutually agreed, nor, if applicable, the Independent Expert appointed pursuant to paragraph (g) of Schedule 6 having confirmed, that there is a reasonable probability of the occurrence referred to in that paragraph.

3.2 The Conditions in clause 3.1(a) and (e) may be waived by written agreement of both the Sellers and the Purchaser. The Condition in clause 3.1(b) may be waived by the Purchaser in writing.

3.3 The first Business Day in London on or by which the Conditions have been fulfilled (or waived in accordance with clause 3.2) is the Unconditional Date.

3.4 If the Unconditional Date has not occurred on or before the Outside Date due solely to the Condition in clause 3.1(a) not having been fulfilled (or waived in accordance with clause 3.2), then the Sellers and the Purchasers will use their respective reasonable best efforts to work together to devise an alternative mechanism (subject always to appropriate conditions precedent) for Closing the Proposed Transaction in a mutually beneficial manner.

3.5 No party may rely on the failure of a Condition to be fulfilled or waived if the failure of such Condition to be fulfilled was caused or substantially contributed to by the breach by such party of its obligations under this Agreement.

4.	PRE CLOSING SELLER UNDERTAKINGS

4.1 From the date of this Agreement until Closing, the Sellers shall (except as may be approved by the Purchaser) ensure that the business of the Company is carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 4.

4.2 Promptly after the date of this Agreement, the Purchaser shall apply to the UK Financial Services Authority for any necessary consents and approvals in relation to the change of control of the Company as a result of the transactions contemplated by this Agreement and shall use its best endeavours to obtain such consents and approvals (provided that the Purchaser shall not be obliged to dispose of any business or to agree or accept any restriction on the operations of the Purchaser’s Group (including the Company) after Closing, other than restrictions contained in the authorisation granted to the Company by the UK Financial Services Authority prior to the date of this Agreement or which are customary in respect of such consents and approvals and not unduly onerous) and each of the Sellers shall, and shall procure that the Company shall, use their respective best endeavours and take all reasonable steps to assist the Purchaser to obtain such consents and approvals.

4.3 Prior to the Closing, the Sellers shall cause the Company to elect on Form 8832, under U.S. law, in such form as is provided by the Purchaser to the Sellers not later than 30 Business Days prior to Closing, to classify the Company as a partnership for U.S. Tax purposes effective prior to the Closing Date and shall deliver to the Purchaser a copy of the executed Form 8832.

4.4 The Sellers or the Company shall provide FIRPTA certificates, in such form as is provided by the Purchaser to the Sellers not later than 10 Business Days prior to Closing, as required by Section 1445 of the Code and the regulations promulgated thereunder acceptable to the Purchaser indicating that no withholding is required under Section 1445 of the Code in connection with the sale and purchase.

5.	CLOSING

5.1 Subject to the fulfilment (or waiver in accordance with clause 3.2) of the Conditions and subject to any delay to the issuance of the Initial Consideration pursuant to paragraph (d)(i) of Schedule 6, the Closing shall take place at the London offices of the Sellers’ lawyers provided that:

(a)	if the Unconditional Date has not occurred on or before the Outside Date due solely to the Condition in clause 3.1(a) not having been fulfilled (or waived in accordance with clause 3.2), then Closing shall only take place if, in accordance with clause 3.4, the Sellers and the Purchaser have mutually agreed an alternative mechanism;

(b)	if the Unconditional Date has not occurred on or before the Outside Date due to one or more of the Conditions in clauses 3.1(b), (c), (d) and (e) not having been fulfilled (or waived in accordance with clause 3.2), then Closing shall not take place;

(c)	if the Unconditional Date occurs on or before the Outside Date, Closing shall take place:

(i)	if paragraph (e) of Schedule 6 is applicable, ten (10) Business Days after the required determination set out in paragraph (e) of Schedule 6 has been made (provided that if the Expert has not made the determination within the two (2) month period set out therein either the Sellers or the Purchaser shall have the right to elect by notice in writing to the other at any time on or after the expiration of such two (2) month period (unless the Expert has made a determination before such notice is given) that Closing shall not take place, in which case, this Agreement shall terminate in accordance with clause 9); or

(ii)	otherwise, on the Outside Date (or such earlier date as the parties may agree) provided that the Purchaser may delay Closing pursuant to sub-paragraph (i) of paragraph (d) of Schedule 6;

(the date on which Closing takes place in accordance with this clause 5.1 being referred to as the Closing Date).

5.2 At Closing each of the Sellers and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Schedule 5.

5.3 For the avoidance of doubt the Sellers shall not have any entitlement to any consideration (referred to in clause 2) prior to Closing.

6.	SELLER WARRANTIES

6.1 The Sellers warrant to the Purchaser as at the date of this Agreement in the terms of the Warranties. The Warranties are given subject to the limitations set out in Schedule 2.

6.2 None of the limitations in Schedule 2 shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by the Sellers.

7.	PURCHASER WARRANTIES

The Purchaser warrants to the Sellers as at the date of this Agreement in the terms of the warranties set out in Schedule 3.

8.	CONDUCT OF PURCHASER CLAIMS

If the Purchaser becomes aware of any claim or potential claim by a third party (a Third Party Claim), or of any other matter or circumstance, which would or would reasonably be expected to result in a Claim being made, the Purchaser shall:

(a)	promptly (and in any event within 15 Business Days of becoming aware of it) give notice of the Third Party Claim or other matter or circumstance to the Sellers and ensure that the Sellers are given all reasonable information and facilities to investigate it;

(b)	not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Sellers (which approval shall not be unreasonably withheld or delayed);

(c)	subject to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Sellers against all reasonable out-of-pocket costs and expenses incurred in respect of that Third Party Claim, ensure that it and each member of the Purchaser Group shall:

(i)	take such action as the Sellers may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)	allow the Sellers (if they jointly elect to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

(iii)	provide such information and assistance as the Sellers may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

9.	NO RIGHTS OF RESCISSION OR TERMINATION

Neither the Sellers nor the Purchaser shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever (whether before or after Closing) provided that, if Closing has not occurred on or before the Outside Date, unless the Sellers and the Purchaser have agreed in writing on or before the Outside Date to delay Closing to a later date, either the Sellers, on the one hand, or (save where the Purchaser has made an election to delay Closing pursuant to sub-paragraph (i) of paragraph (d) of Schedule 6) the Purchaser, on the other hand, may terminate this Agreement upon three Business Days’ written notice to the other party. Termination of this Agreement in accordance with this clause 9 shall be without prejudice to any party’s rights or obligations existing prior to such termination and the Surviving Provisions shall survive any such termination. This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

10.	INSURANCE

From the date of this Agreement until (and including) the Closing Date, the Sellers and the Company shall continue in force any and all policies of insurance maintained by them in respect of the Company.

11.	ANNOUNCEMENTS

11.1 Until 3 months after the Closing Date, neither the Sellers nor the Purchaser (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other. Notwithstanding the foregoing, the Purchaser may include a description of this Agreement (and any other Transaction Document) and the transactions contemplated by this Agreement in the Purchaser’s updated

Registration Statement on Form S-1 (and any amendments thereto) to be filed with the United States Securities and Exchange Commission in connection with the Evercore IPO after the date of this Agreement (the S-1) and may file this Agreement (and any other Transaction Document) as an exhibit to the S-1; provided that, prior to the filing of the S-1, the Purchaser shall use its reasonable efforts to consult with the Sellers in advance as to the form, content and timing of those portions of the S-1 which relate to the Proposed Transaction.

11.2 The restriction in clause 11.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall use its reasonable efforts to consult with the other party in advance as to its form, content and timing.

12.	CONFIDENTIALITY

12.1 For the purposes of this clause 12:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Sellers or, prior to Closing, the Company; or

(ii)	(in relation to the obligations of the Sellers) any information received or held by the Sellers (or any of its Representatives) relating to the Purchaser Group or, following Closing, the Company; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)	Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

12.2 Each of the Sellers and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 12 permits, (ii) as clause 11 permits, (iii) as the other party approves in writing or (iv) as required for the purposes of clauses 14.4 or 14.5.

12.3 Clause 12.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory or governmental body (including any Tax Authority) or antitrust body in each case having applicable jurisdiction (provided that the disclosing party shall first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records)

without, so far as the disclosing party is aware, any obligation of secrecy prior to its being received or held;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

12.4 Each of the Sellers and the Purchaser undertakes that they (and their Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

12.5 Save as required or permitted under the Cooperation Agreement, if this Agreement terminates, the Purchaser shall as soon as practicable on request by the Sellers:

(a)	return to the Sellers all written documents and other materials relating to the Sellers, the Company or this Agreement (including any Confidential Information) which the Sellers (or their Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

12.6 Save as required or permitted under the Cooperation Agreement, if this Agreement terminates, the Sellers shall as soon as practicable on request by the Purchaser:

(a)	return to the Purchaser all written documents and other materials relating to the Purchaser, or this Agreement (including any Confidential Information) which the Purchaser (or its Representatives) has provided to the Sellers (or their Representatives) without keeping any copies thereof;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

13.	ASSIGNMENT

13.1 Except as provided in this clause 13 or unless the Sellers and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 13 shall be void.

13.2 The Purchaser may assign (in whole or in part) the benefit of the Warranties with the consent of the Sellers (such consent not to be unreasonably withheld) to any member of the Purchaser Group which is the legal and beneficial owner from time to time of any or all of the Shares as if it were the Purchaser under this Agreement. The Purchaser shall ensure that before any such assignee subsequently ceases to be a member of the Purchaser Group it shall re assign that benefit to the Purchaser or to another continuing member of the Purchaser Group.

13.3 If an assignment is made in accordance with this clause 13, the liabilities of the Sellers to the Purchaser Group under this Agreement shall be no greater than such liabilities would have been if the assignment had not occurred.

14.	FURTHER ASSURANCES

14.1 Each of the Sellers and the Purchaser shall from and after the Closing Date, execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

14.2 Each of the Sellers and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

14.3 The Purchaser agrees to enter into or procure that the Company enters into (as the case may be) such election(s) with each of the Sellers under section 425(3) and/or 431 of the Income Tax (Earnings and Pensions) Act 2003 as the Sellers may require no later than 14 days after the receipt by the Sellers of any Class A Common Stock or Loan Notes as Initial Consideration, Deferred Consideration or Earn-Out Consideration issued under this Agreement or as otherwise issued under the Transaction Documents.

14.4 The Sellers shall submit the COP 10 Request to HMRC within fifteen (15) Business Days after the date of this Agreement.

14.5 The Purchaser agrees that the Sellers shall be entitled to request the following from HMRC (whether prior to, on or as soon as reasonably practicable after the date of this Agreement, but in any event within fifteen (15) Business Days after the date of this Agreement) in connection with the sale of the Shares (any such request for clearance or confirmation as is referred to in (a) or (b) to be drafted in consultation with the Purchaser and its advisers so that, in particular, the Purchaser shall be sent a copy of any draft of any such request which the Sellers or the Sellers’ advisers propose to submit to HMRC at least ten (10) Business Days before it is submitted provided that the Purchaser and/or its advisers agree to provide any comments for consideration of the Sellers in a timely fashion so that the Sellers are able to submit any such request within fifteen (15) Business Days after the date of this Agreement (and the Sellers agree to consider in good faith any comments provided by the Purchaser)):

(a)	clearances under the provisions of (i) section 707 of the Income and Corporation Taxes Act 1988 confirming that section 703 of the Income and Corporation Taxes Act 1988 does not apply, and (ii) section 138 TCGA 1992 confirming that the exchange of the Shares for the consideration referred to in clause 2 of this Agreement will be effected for bona fide commercial reasons and will not form part of any such scheme or arrangements as are mentioned in section 137(1) TCGA 1992; and

(b)	confirmation as to the application of section 135 TCGA 1992 in respect of the Initial Consideration (or as the case may be the Earn-Out Consideration where issued on Closing) and as to the application of section 138A TCGA 1992 in respect of the Deferred Consideration and such part of the Earn-Out Consideration as is not issued on Closing).

14.6 The Purchaser and each of the Sellers agree to provide all reasonable cooperation required in relation to the preparation of any of the requests referred to in clauses 14.4 and

14.5 (or in relation to (i) any discussions with or responses to HMRC before the Closing Date in connection with such requests or (ii) the clarification of any liability which the Company or Evercore may incur under PAYE or NIC legislation in connection with the Initial Consideration, the Deferred Consideration or the Earn-Out Consideration) including without limitation provision of information and co-operation in producing any relevant documentation. The Purchaser further agrees that it will not (and will procure that the Company does not) adopt an approach with HMRC which is inconsistent with that:

(A)	agreed with HMRC following any of the requests referred to in clauses 14.4 and 14.5 (provided that the contents of those requests are not misleading or inaccurate and the requests have otherwise been prepared in a lawful and reasonable manner); or

(B)	stipulated by the Expert (pursuant to paragraph (e) of Schedule 6) unless otherwise required by law; or, if neither (A) nor (B) applies,

(C)	(for the purposes of stamp duty or stamp duty reserve tax) set out in any of the requests referred to in clause 14.5,

nor at any time, if HMRC has indicated the amount of Tax which is in its view payable in respect of any part of the consideration for the Shares (or after the Expert has made a determination pursuant to paragraph (e) of Schedule 6), seek to persuade HMRC that the amount properly payable is greater.

15.	COSTS

15.1 Subject to clause 15.2 and except as otherwise provided in this Agreement (or any other Transaction Document) the Purchaser shall be responsible for all costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction by the Sellers and the Purchaser.

15.2 The Purchaser shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer Taxes including in each case any related interest or penalties arising as a result of this Agreement or, excepting for the avoidance of doubt any transfers of or agreements to transfer the Loan Notes, of any of the other Transaction Documents.

15.3 Without prejudice to the provisions of the Deed, the Sellers shall not be liable to the Purchaser and/or the Company under the terms of this Agreement for any liabilities in respect of or relating to Tax which arise in connection with the entitlement to and/or receipt of the consideration referred to in clause 2.

16.	NOTICES

16.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

16.2 The addresses and fax numbers of the parties for the purpose of clause 16.1 are:

Sellers

Address: [c/o Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS]

Fax: [+44 20 7832 7001]

For the attention of: [James Wood]

Purchaser

Address: Evercore Partners Inc., 100 Wilshire Blvd., Suite 550, Santa Monica, CA 90401

Fax: (310) 689-0812

For the attention of: Austin M Beutner

and

Address: Evercore Partners Inc., 55 East 52nd Street, 43rd Floor, New York, NY 10055

Fax: (212) 822-7522

For the attention of: David E. Wezdenko

With a copy to (which shall not constitute notice):

Address: Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, NY 10017

Fax: (212) 455-2502

For the attention of: Alan G. Schwartz and Kathryn K. Sudol

17.	CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any of the Sellers and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the Sellers and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

18.	WHOLE AGREEMENT

This Agreement and the other Transaction Documents together set out the whole agreement between the parties in respect of the sale and purchase of the Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

(a)	no party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement, no party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other party (or its respective Connected Persons) in relation to the Proposed Transaction provided that this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each party agrees to the terms of this clause 18 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a party) the officers, employees, agents and advisers of that party or any of its Affiliates.

19.	WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

20.	COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

21.	VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

22.	INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

23.	THIRD PARTY ENFORCEMENT RIGHTS

23.1 The Connected Persons specified in clause 18 (Whole Agreement) shall have the right to enforce the relevant terms of that clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Person and (ii) the other terms and conditions of this Agreement.

23.2 Except as provided in clause 23.1, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

24.	GOVERNING LAW AND JURISDICTION

24.1 This Agreement shall be governed by, and interpreted in accordance with, English law.

24.2 Except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

SCHEDULE 1

SELLER WARRANTIES

Part A : GENERAL/COMMERCIAL

1.	The Sellers and the Shares

1.1 Authorisations, valid obligations, filings and consents.

(a)	Each of the Sellers and the Company have obtained all governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement and/or any Transaction Document to which it is a party where failure to obtain any such consent, licence or authorisation, individually or in the aggregate, would or would reasonably be expected to adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party or the business, operations or financial condition of the Company.

(b)	Entry into and performance by each of the Sellers and the Company of this Agreement and/or any Transaction Document to which it is a party will not result in a breach of any laws or regulations in their jurisdiction or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach would or would reasonably be expected to adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party or the business, operations or financial condition of the Company.

1.2 The Sellers, the Shares and the Company.

(a)	The Company is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. The Company has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as conducted at the date of this Agreement.

(b)	The Shares and the Preference Shares constitute the whole of the issued share capital of the Company. All the Shares and the Preference Shares are fully paid or properly credited as fully paid and the Sellers are and will at Closing be (i) the sole legal and beneficial owner of the Shares and the Preference Shares free from all Third Party Rights and (ii) entitled to transfer or procure the transfer of the Shares and the Preference Shares on the terms of this Agreement.

(c)	None of the Sellers has entered into any agreement whereby any person (other than the Company) has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital in the Company.

(d)	The information on the Company set out in Exhibit 1 is accurate in all material respects.

1.3 Other interests. The Company does not own or have any interest of any nature in any shares, debentures or other securities.

2.	Financial Matters

2.1 Position since incorporation. Since incorporation:

(a)	the Company has been operated in the ordinary course;

(b)	the Company has not declared, authorised, paid or made any dividend or other distribution, nor has the Company reduced its paid-up share capital;

(c)	neither the Company nor any shareholder of the Company has issued or agreed to issue any share or loan capital or any Third Party Rights with respect to any share or loan capital;

(d)	the Company has not repaid any borrowing or indebtedness in advance of its stated maturity.

2.2 Statutory books. The statutory books of the Company required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws.

3.	Financial Debt

3.1 The Company does not owe any Debt to any person other than the Debt described in Schedule 3.1 of the Disclosure Letter.

4.	Regulatory Matters

4.1 Licences. None of the Sellers or the Company has received any notice (written or, so far as the Sellers are aware having made reasonable enquiry, otherwise) from a Governmental Entity alleging that the Company, the Sellers or any employee of the Company has not obtained a material licence, permission, authorisation (public or private) or consent required for carrying on the business of the Company effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations.

4.2 Compliance.

(a)	The Company has conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents.

(b)	So far as the Sellers are aware having made reasonable enquiry, there has been no default by the Company or any Seller under any order, decree or judgment of any court or any governmental or regulatory authority or Governmental Entity in the jurisdiction in which it is incorporated which applies to the Company where such default has had or is likely to have a material cost (including, for these purposes, a loss of profit) to the Company.

5.	The Business Assets

For the purposes of this paragraph 5, a material asset shall mean an asset with a book value of £25,000 or more.

5.1 Ownership. The Company owns or is entitled to use all the material assets necessary to carry on its business in all material respects as currently carried on. The Company has not (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset of its business.

5.2 Possession. The material assets of the businesses of the Company are in its possession or under their control.

5.3 Insurance. The Company has not made any claim in excess of £25,000 under any policy of insurance.

6.	Contractual Matters

6.1 Material contracts. The Company is not party to any agreement:

(a)	under the terms of which, as a direct or indirect result of the entry into and performance of the Transaction Documents (i) any other party will be entitled to be relieved of any material obligation or become entitled to exercise any material right (including any termination or pre emption right or other option) or (ii) the Company will be in material default, where such relief, exercise or default, individually or in the aggregate, would or would reasonably be expected to have an adverse effect to a material extent on the business, operations or financial condition of the Company;

(b)	which is material and is not in the ordinary course of business;

(c)	which is a joint venture, consortium, partnership or profit (or loss) sharing agreement;

(d)	which limits the freedom of the Company to compete in any line of business in any geographic area or with any person, or upon consummation of the Proposed Transaction, will restrict the ability of the Purchaser or its Affiliates to compete in any line of business in any geographic area or with any person;

(e)	which calls for aggregate payments from the Company of £250,000 or more; or

(f)	to which any Affiliate of the Company, including without limitation any shareholder of the Company or any Affiliate of such shareholder, is a party (other than the Service Agreements).

6.2 Defaults. The Company has not received written notice that it is in material default under any contract to which it is a party; for this purpose, material means a default which is likely to have a cost (including, for this purpose, a loss of profit) to the Company of £25,000 or more.

7.	Litigation and Investigations

7.1 Litigation. So far as the Sellers are aware having made reasonable enquiry, neither the Company nor any employee of the Company is involved as a party in any material litigation, arbitration or administrative proceedings with respect to the business of the Company and, so far as the Sellers are aware, no such proceedings have been threatened in writing by or against the Company or any employee of the Company. For this purpose (i) material means proceedings which (if successful) would or would reasonably be expected to result in a cost, benefit or value to the Company of £100,000 or more and (ii) any proceedings for collection by the Company of debts arising in the ordinary course of business and any proceedings in respect of claims identified in the Disclosure Letter as insured claims are excluded.

7.2 Investigations. So far as the Sellers are aware having made reasonable enquiry, the Company has not received written notice of any current or pending investigation by a Governmental Entity concerning the Company or any employee of the Company, in each case with respect to the business of the Company.

8.	Insolvency etc.

8.1 Winding up. Neither the Sellers nor the Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Company or for the appointment of any provisional liquidator.

8.2 Administration and receivership. Neither the Sellers nor the Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the Company.

8.3 Voluntary arrangement etc. Neither the Sellers nor the Company has made any voluntary arrangement with any of its creditors in the 2 years prior to the date of this Agreement.

9.	IP/IT

9.1 Business IP. None of the material Business IP is subject to any Third Party Right.

9.2 No infringement. Neither the Sellers nor the Company has received a written notice alleging that the operations of a Company infringe the Intellectual Property Rights of any third party or sent a written notice alleging that any third party is infringing the Business IP.

9.3 Data protection. The Company has not received a written notice alleging that it has not complied with applicable data protection laws.

10.	Employment

10.1 Employment Agreements. The Sellers have provided to the Purchaser true and complete copies of all employment agreements, arrangements or understandings between the Company and any employee, officer, director, independent contractor or consultant pursuant to which the Company has any liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

10.2 Trade Unions. The Company does not recognise any trade union or other body representing its Employees or any of them for the purpose of collective bargaining or negotiating.

10.3 Incentive schemes. The Company has not, or has not agreed to introduce, any share incentive scheme, share option scheme or profit sharing scheme or (other than those disclosed to the Purchaser in writing on or prior to the date of the Agreement) any bonus, commission or other such incentive scheme for any directors or Employees or other workers engaged in its business.

10.4 Notice on termination. No written or unwritten contract of employment with any Employee exists that cannot be terminated by the relevant Company on three (3) months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal or, in either case, the equivalent in any relevant jurisdiction).

10.5 Disclosure of retirement schemes etc. There do not exist any pension, retirement, superannuation, provident, death or disability schemes, whether funded or unfunded, for directors or Employees or any obligations to or in respect of any present or past directors or employees with regard to retirement, redundancy, death, sickness or disability pursuant to which the Company is or may become liable to make any payments (other than those disclosed to the Purchaser in writing on or prior to the date of the Agreement).

10.6 Termination of Employment. No Employee has given notice which has not yet expired terminating his or her employment or has indicated to the Company an intention to resign as a result of the Proposed Transaction.

10.7 Employment Claims. There are no claims pending against the Company by any Employee of former employee of the Company in respect of damages (whether for breach of contract of otherwise) or compensation for loss of office or employment or for redundancy, including deduction of wages, protective awards, wrongful dismissal or unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability including but not limited to the termination of any contract of service or for services.

10.8 Material compliance with laws. The Company has complied in all material respects with all applicable laws in relation to the employment of the Employees.

11.	Taxes

For the avoidance of doubt the Warranties in this paragraph 11 are given as at the date of this Agreement and no Claim may be made under the Warranties in this paragraph 11 in respect of the consideration referred to in clause 2 of this Agreement.

11.1 All material Tax Returns required to be filed by or with respect to the Company have been filed in a timely fashion, and all such Tax Returns are complete and correct in all material respects. The Company has (in respect of any period prior to the date of this Agreement) paid in full all Taxes due and payable. The Company has not incurred any liability for Taxes other than in the ordinary course of business.

11.2 No examination or audit of any Tax Return relating to any Taxes of the Company with respect to any Taxes due from or with respect to the Company by any Taxing Authority is currently in progress or, to the knowledge of the Sellers, has been threatened by any Taxing Authority. No assessment of Tax has been proposed in writing against the Company or any of its assets or properties and to the knowledge of the Sellers there are no grounds for any such assessment in respect of transactions which have occurred prior to the date of this Agreement (and for the avoidance of doubt such transactions do not include those contemplated by the terms of this Agreement).

11.3 The Company has made all deductions in respect, or on account, of any Tax from any payments made by it (prior to the date of this Agreement) and has accounted in full to the appropriate authority for all amounts so deducted.

11.4 The Company is registered for the purposes of VATA and has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and has not been required by HMRC to give security under paragraph 4 of Schedule 11 of VATA. The Company has never been treated as a member of a group under section 43 of VATA and no application has ever been made for the Company so to be treated. The Company has never been in default in respect of any prescribed accounting period as mentioned in section 59 or section 59A of VATA. The Company has made no claims for bad debt relief under section 36 of VATA. The Company has never acted as agent of any person not resident in the United Kingdom for the purposes of section 47 of VATA or been appointed as a VAT representative of any person for the purpose of section 48 VATA.

11.5 The Company is not and has never been a member of any group for Tax purposes.

11.6 The Company has not, other than on arm’s length terms, acquired any asset from a person who has at any time been a shareholder in, or officer or employee of, the Company.

11.7 The Company has not made any single payment in excess of £100,000, or incurred any obligation to make such a single payment, which will not be fully deductible in computing trading profits.

11.8 The Company has sufficient records relating to past events to calculate the Tax liability or relief which would arise on any disposal or other realisation of any asset owned by the Company.

11.9 The Company does not have outstanding any loan to which the provisions of section 419 of the Income and Corporation Taxes Act 1988 would apply (loans to participators etc.).

11.10 No election contrary to the Form 8832 to be filed by the Company pursuant to clause 4.3 has been made prior to the date of this Agreement.

SCHEDULE 2

LIMITATIONS ON LIABILITY

1. Time Limits. The Sellers shall not be liable for any Claim unless the Sellers receive from the Purchaser written notice containing reasonably specific details of the Claim including the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim prior to the first anniversary of Closing. The Purchaser shall provide such written notice to the Sellers within 30 days of the Purchaser becoming aware of such Claim; provided, however, that any failure to give such notice within 30 days of the Purchaser becoming aware of such Claim shall not excuse the Sellers from liability for such Claims except to the extent that the Sellers are actually prejudiced thereby.

2. Thresholds for Claims. The Sellers shall not be liable for any single Claim:

(a)	unless the amount of the liability pursuant to that single Claim or series of related Claims exceeds £5,000 (in which case the Purchaser shall be able to claim for the entire amount of such claim); and

(b)	unless the aggregate amount of the liability of the Sellers for all Claims not excluded by sub paragraph (a) exceeds £25,000 (in which case the Purchaser shall be entitled to claim only for the excess over £25,000).

3. Maximum limit for all Claims; Payments. The aggregate amount of the liability of the Sellers for all Claims shall not exceed the total amount of Initial Consideration and any Deferred Consideration and Earn-Out Consideration received by the Sellers (with respect to the Initial Consideration and the Deferred Consideration, calculated as the lower of (i) an amount in U.S. dollars equal to the price per share of Class A Common Stock set forth on the cover page of the final prospectus relating to the Evercore IPO and (ii) the Fair Market Value of Class A Common Stock being redeemed at the date of such liability arising), in either case less the amount of Tax (if any) paid or payable or to be paid by the Sellers in relation to the receipt of or entitlement to such Initial Consideration, Deferred Consideration, and Earn Out Consideration (and less any costs, including without limitation in respect of Tax, incurred by the Sellers as a result of any buyback, netting or sale pursuant to any of the mechanisms referred to in paragraph (d) of Schedule 6 or any buyback pursuant to this paragraph 3), and the aggregate amount of the Purchaser’s recourse against the Sellers shall be limited to such net total consideration. The Sellers shall satisfy any liability in respect of any Claim as follows: (a) up to the first $500,000 by wire transfer of immediately available funds to an account designated in writing by the Purchaser, and (b) thereafter, (x) by the Purchaser buying back at Fair Market Value such number of shares of Class A Common Stock issued to Sellers that results in buyback proceeds equal to the sum of the liability of the Sellers hereunder for the Claim and any costs, including without limitation in respect of Tax, incurred by the Sellers as a result of such buyback and (y) by the Sellers agreeing that the Purchaser retain such amount otherwise payable to the Sellers as a result of the buyback as equals the liability of the Sellers hereunder for the Claim to discharge such liability. The Purchaser shall use reasonable efforts to effect any buyback in a manner which is likely to constitute a capital disposal for UK capital gains tax purposes by each Seller.

4. Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule or, in the case of a contingent liability, 6 months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim except to the extent there is a change in such facts, matters, events or circumstances within 6 months thereafter.

5. Matters disclosed. The Sellers shall not be liable for any Claim for breach of the Warranties if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed by this Agreement, any other Transaction Document or the Disclosure Letter.

6. Contingent liabilities. If any Claim is based upon a liability which is contingent only, the Sellers shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 2 to give notice of that Claim before such time).

7. No liability for Claims arising from acts or omissions of Purchaser. The Sellers shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out before Closing by the Sellers or the Company if and to the extent that the Sellers can demonstrate that such voluntary act, omission or transaction was with the agreement of, at the direction of or at the request of the Purchaser or any member of the Purchaser Group.

8. Purchaser’s duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Sellers of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

9. Insured Claims. The Sellers shall not be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance.

10. Recovery from third party after payment from Sellers. Where the Sellers have made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser or relevant member of the Purchaser Group shall (i) promptly notify the Sellers of the fact and provide such information as the Sellers may reasonably require (ii) take all reasonable steps or proceedings as the Sellers may require to enforce such right and (iii) pay to the Sellers as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of Tax and less any actual costs of recovery).

11. No liability for legislation or changes in rates of Tax. The Sellers shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any (i) legislation not in force at the date of this Agreement (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice after the date of this Agreement or (iii) change in the rates of Tax in force at the date of this Agreement.

12. No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

13. Purchaser’s knowledge. The Sellers shall not be liable for any Claim for breach of the Warranties if and to the extent that the Sellers can demonstrate that such Claim arises from a fact, matter, event or circumstance caused by an action of the Company in respect of which the Sellers have previously informed the Purchaser and which the Purchaser has approved.

14. Waiver of right of set off. The Purchaser waives and relinquishes any right of set off or counterclaim, deduction or retention which the Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Sellers pursuant to this Agreement or otherwise.

15. Sellers to have opportunity to remedy breaches. If a breach of the Warranties is capable of remedy, the Purchaser shall give the Sellers written notice of the breach and shall only be entitled to compensation if the breach is not remedied within 30 days after the date on which such notice is served on the Sellers. Without prejudice to its duty to mitigate any loss, the Purchaser shall procure that the Company permits the Sellers to devote reasonable efforts to remedy any such breach.

16. Tax Warranties. The Warranties set out in paragraph 11 of Schedule 1 shall be the only warranties given by the Sellers in relation to Tax and related claims, liabilities or matters and the Sellers shall have no liability in respect of a breach of any other Warranty to the extent that the breach relates to any Tax related matters.

SCHEDULE 3

PURCHASER WARRANTIES

1. The Purchaser is duly incorporated and validly existing under the laws of its jurisdiction and has full power to conduct its business as conducted at the date of this Agreement.

2. The Purchaser has obtained all corporate authorisations and all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement and any other Transaction Document to which it is a party where failure to obtain any such consent, license or authorisation, individually or in the aggregate, would or would reasonably be expected to affect to a material extent its ability to enter into and perform its obligations under this Agreement and/or any Transaction document to which it is a party.

3. Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not (i) breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents or (ii) result in a breach of any laws or regulations in its jurisdiction of incorporation or of any order, decree or judgment of any court or any governmental or regulatory authority, where any such breach, individually or in the aggregate, or would reasonably be expected to adversely affect to a material extent its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

4. The Purchaser has not received any written notice that an order has been made, petition presented or meeting convened for the winding up of any member of the Purchaser Group or for the appointment of any provisional liquidator. The Purchaser has not received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of any member of the Purchaser Group. No member of the Purchaser Group has made any voluntary arrangement with any of its creditors or commenced any voluntary case for reorganisation under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C.§§101-1330 in either case the 2 years prior to the date of this Agreement.

5. So far as the Purchaser is aware, neither the Purchaser nor any member of the Purchaser Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity that would, or would reasonably be expected to, prevent or materially delay the Proposed Transaction.

SCHEDULE 4

CONDUCT OF THE COMPANY PRE CLOSING

From the date of this Agreement until Closing, the Sellers shall (save as may be approved by the Purchaser in writing, such approval not to be unreasonably withheld or delayed) ensure that:

(a)	the Company does not reduce its paid-up share capital;

(b)	the Company does not issue or agree to issue or allot any share capital;

(c)	the Company does not (i) employ or agree to employ any new full or part time persons in a senior managerial capacity or (ii) make changes (other than those required by law) in terms of employment (including pension fund commitments), in each case in circumstances which are likely to increase in aggregate the total staff costs of the Company by more than 15% per annum;

(d)	the Company does not enter into or terminate any contract which is likely to involve expenditure in excess of £250,000 per annum or which cannot be performed within its terms within 3 years after the date on which it is entered into;

(e)	the Company does not institute or settle any litigation where that action is likely to result in a payment by the Company or costs and expenses to be incurred by the Company of £100,000 or more (except for collection in the ordinary course of trading debts none of which exceeds £25,000);

(f)	the Company does not create any Third Party Right over the Shares or the shares or assets of the Company other than a Permitted Encumbrance;

(g)	the Company does not incur any Debt in excess of £100,000 in aggregate;

(h)	the Company does not enter into any employment agreement, arrangement or understanding pursuant to which the Company will be obligated to pay annual compensation in excess of £150,000;

(i)	the Company does not make any material acquisition or investment, whether by purchase of equity interests, asset purchase, merger or consolidation, or by contributions to capital or otherwise;

(j)	the Company does not sell, transfer, encumber or otherwise dispose of any material assets or properties, whether by asset sale, merger or consolidation or otherwise;

(k)	the Company does not make any capital expenditures in excess of £50,000;

(l)	the Company does not enter into any agreements, arrangements or understandings between the Company and any Affiliate of the Company; and

(m)	the Company files on a timely basis in respect of all periods ending before Closing all Tax Returns required to be filed and pays all Taxes due in respect of all periods ending before Closing which properly fall to be paid by the Company prior to Closing.

SCHEDULE 5

CLOSING ARRANGEMENTS

Part A : Seller Obligations

1. At Closing, the Sellers shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	duly executed transfers into the name of the Purchaser in respect of all the Shares;

(b)	the share certificates or equivalent documents in any applicable jurisdiction relating to all the Shares (including any bearer shares) in respect of which certificates were issued or are required by law to be issued; in the case of share certificates in respect of the Shares in the Company where endorsement of share certificates is required to validly transfer the Shares concerned, such certificates being properly endorsed so as to transfer the Shares to the Purchaser;

(c)	(in respect of the Company) the resignation of each director, company secretary and auditor of that the Company as may be notified by the Purchaser not later than 7 Business Days prior to Closing; and

(d)	FIRPTA certificates (in the form provided by the Purchaser to the Sellers at least 10 Business Days prior to Closing) as required by Section 1445 of the Code and the regulations promulgated thereunder acceptable to the Purchaser indicating that no withholding is required under Section 1445 of the Code in connection with the Proposed Transaction.

Part B : Purchaser Obligations

1. At Closing, the Purchaser shall:

(a)	deliver (or ensure that there is delivered to the Sellers) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board and/or supervisory board (as necessary to provide valid authorisation) of directors of the Purchaser (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it; and

(b)	deliver to the Sellers the Initial Consideration in accordance with clause 2.2.

Part C : General

1. The Sellers and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement.

2. All documents and items delivered at Closing pursuant to this Schedule 5 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with delivery of all documents and all items required to be delivered at Closing (or waiver of the delivery of it by the person entitled to receive the relevant document or item) the documents and items delivered in accordance with this paragraph shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

SCHEDULE 6

SHARE TRANSFER RESTRICTIONS

Restrictions on disposition following Evercore IPO

(a)	Subject to clause (d) below, with effect from the closing of the Evercore IPO, no Seller may Transfer all or any portion of its shares of Class A Common Stock (or any beneficial interest therein) received as Initial Consideration or Deferred Consideration (or, in the event of a Closing in accordance with clause 3.4 of the Agreement, received in exchange for other interests of an affiliate of the Purchaser upon the closing of the Evercore IPO) (the Evercore Shares) for a period of seven years following closing of the Evercore IPO without the prior written consent of the Purchaser, which consent may be given or withheld, or made subject to such conditions (including, without limitation, the receipt of such legal opinions and other documents that the Purchaser may require) as are determined by the Purchaser, in each case in the Purchaser’s sole discretion. Any purported Transfer of the Evercore Shares that is not in accordance with, or subsequently violates, the restrictions set forth in this Schedule 6 shall be null and void.

(b)	Notwithstanding paragraph (a) of this Schedule 6, the Transfer restrictions set forth in this Schedule 6 shall cease to apply with respect to the Evercore Shares issued to a Seller in the event of a Change of Control of the Purchaser unless otherwise determined by a majority of the management committee of the Purchaser.

(c)	Notwithstanding the Transfer restrictions set forth in this Schedule 6, upon 30 days prior written notice to the Purchaser, each Seller may Transfer all or a portion of the Evercore Shares owned by such Seller to a spouse, child or Family Trust of such Seller for estate or Tax planning purposes or as a gratuitous transfer to any Charity (any such Family Trust or Charity, in relation to a person, or any other person to whom the Purchaser permits such person to transfer equity in the Purchaser or Evercore LP, being referred to herein as such person’s Permitted Transferee); provided, however, that no Seller may Transfer to Charities during any calendar year more than the number of Evercore Shares that is equal to the product of (x) .10 multiplied by (y) the remainder of (A) the total number of Evercore Shares to be issued to such Seller pursuant to this Agreement minus (B) the number of Evercore Shares to be issued to such Seller as Deferred Consideration which have not, as of the date of the proposed Transfer to a Charity, been issued to such Seller. Any Evercore Shares Transferred by a Seller to a Permitted Transferee of such Seller pursuant to the preceding sentence shall remain subject to the same restrictions on Transfer to which such Evercore Shares would be subject if such Evercore Shares had not been so Transferred and, before any such Permitted Transferee ceases to be a Permitted Transferee of the relevant Seller, it shall transfer full legal and beneficial ownership of such Evercore Shares to the relevant Seller or, subject to this Schedule 6, another Permitted Transferee of the relevant Seller. Furthermore, before any transfer of Evercore Shares by any Seller (or any transferee of any Seller), the proposed transferee of such Evercore Shares must enter into a written acknowledgement and agreement with Purchaser and Evercore LP that such transferee will receive such Evercore Shares subject to, and that such transferee will be bound by, the transfer restrictions set out in this Schedule 6 or otherwise applicable and all applicable voting arrangements.

(d)	In the event that Tax (if any) is payable to HMRC, or amounts in respect of Tax (if any) are payable to the Company, at any time by either Seller in respect of such Seller’s entitlement to (and/or the issuance of) the Initial Consideration or any Deferred Consideration pursuant to this Agreement, the Purchaser will (notwithstanding any other provision in this Agreement) enable such Seller to sell sufficient shares of Class A Common Stock (the Relevant Shares) to pay such liability for Tax (if any), or amounts in respect of Tax payable to the Company (if any), and also to pay any costs, including without limitation in respect of Tax, incurred by such Seller in connection with (i), (ii) or (iii) below. Such Seller will be enabled to sell such shares pursuant to one or more of the following mechanisms which, subject to the provisos in paragraphs (ii) and (iii) below, the Purchaser shall be entitled to elect in its sole and absolute discretion:

(i)	the Purchaser electing to buy back all or some of the Relevant Shares on the date on which such Initial Consideration or Deferred Consideration, as the case may be, is issued under this Agreement and/or (to the extent it arises at a different date) the date (the latter date being the Trigger Date) on or as soon as is reasonably practicable after the date on which the relevant liability for Tax or amounts in respect of Tax has arisen at a price in U.S. dollars equal to the closing sale price per share of Class A Common Stock on (and as reported by) the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed on the date of issuance or the Trigger Date as applicable (the Buyback Price), (and the Purchaser shall use reasonable efforts to effect any buyback in a manner which is likely to constitute a capital disposal for U.K. capital gains tax purposes by such Seller); provided that the Purchaser shall have the right (always acting in good faith and reasonably promptly) to delay the date on which such Initial Consideration or Deferred Consideration as the case may be, is issued under this Agreement to the earliest practicable date on which the Purchaser is able to effect such buyback at the Buyback Price;

(ii)	the Purchaser electing to buy back all or some of the Relevant Shares by reducing the number of shares of Class A Common Stock to be issued to such Seller as Initial Consideration or Deferred Consideration under the Agreement by such number of shares of Class A Common Stock as have a Buyback Price equal to the liabilities for Taxes and costs in question; provided that, in order to elect this mechanism, the Purchaser must obtain the prior written consent of such Seller, which may be withheld in such Seller’s sole and absolute discretion; and

(iii)

the Purchaser electing to waive the transfer restrictions applicable to the Relevant Shares in order to permit the sale of such Relevant Shares by such Seller on the date on which the relevant consideration is issued and/or (to the extent it arises at a different date) the date on which the relevant liability for Tax or amounts in respect of Tax has arisen; provided that the Purchaser shall not be permitted to elect this mechanism unless (A) the sale of such Relevant Shares by such Seller has been registered with the U.S. Securities Commission or is subject to an applicable exemption from the requirement to be so registered and (B) such Seller is able to sell such Relevant Shares in accordance with applicable U.S. securities laws (including insider trading restrictions), and (C) if the sale is to occur during the period of 180 days from the closing date of the Evercore IPO, the written consent of the underwriters to the Evercore IPO has been obtained (for the avoidance of doubt, this provision shall not impose any obligation on the Purchaser to file a registration statement with the U.S. Securities and Exchange Commission to register the sale of any Relevant Shares by any Seller).

For the avoidance of doubt, such Seller shall be entitled to dispose of Class A Common Stock comprising the Initial Consideration received by such Seller under the Agreement in order to satisfy Tax (if any), or amounts in respect of Tax payable to the Company (if any), and also to pay any costs, including without limitation in respect of Tax, incurred by such Seller in connection with (i), (ii) or (iii) above in respect of such Seller’s entitlement to (and/or the issuance of) the Deferred Consideration under the Agreement but only on a date which is on or as soon as reasonably practicable after the date on which the relevant liability for Tax or amounts in respect of Tax arises.

(e)	In the event that, on the date which is three (3) months prior to the Outside Date, the COP 10 Ruling and the HMRC responses (or lack of response) to the requests made pursuant to clause 14.5 (together with any subsequent correspondence with HMRC) do not indicate

(A)	the amount of Tax (if any) payable by the Sellers, and

(B)	the amount (if any) of the Vicarious Liabilities (as that term is used in the Tax Deed) so that it is possible to determine the amounts in respect of Tax (if any) payable to the Company by the Sellers, in each case being a liability for Tax or amounts in respect of Tax arising prior to, on or around Closing, (or do not, as an alternative to any such indication, give a valuation methodology by virtue of which any such amounts can be calculated) in respect of the Sellers’ entitlement to (and/or the issuance of) the Initial Consideration, or in respect of the Sellers’ entitlement to the Deferred Consideration pursuant to this Agreement (the Tax Treatment), the Purchaser and the Sellers shall meet to clarify the position. If the Purchaser and the Sellers (acting reasonably and in good faith) are unable to reach agreement on the Tax Treatment within ten (10) Business Days, the Company shall retain an independent expert nominated by the Sellers who is acceptable to the Purchaser or, failing agreement between the Purchaser and the Sellers within a further 10 Business Days, shall request the President for the time being of the Chartered Institute of Taxation of England and Wales to appoint an appropriate independent expert (the Expert); provided that where the Independent Expert has already been appointed pursuant to paragraph (g), such Independent Expert shall be the Expert. The Expert shall be requested to determine a reasonable estimate of

(A)	the amount of Tax (if any) payable by the Sellers, and

(B)	amounts in respect of Tax (if any) payable to the Company by the Sellers in each case being a liability for Tax or amounts in respect of Tax arising prior to, on or around Closing, (the Liabilities) in respect of the Sellers’ entitlement to (and/or the issuance of) the Initial Consideration, or in respect of the Sellers’ entitlement to the Deferred Consideration pursuant to this Agreement and Tax liabilities of the Sellers in connection with the sale mechanisms (implemented to satisfy the Liabilities) described in (i), (ii) or (iii) in paragraph (d) above (together with the time any such Tax charges arise), as soon as reasonably practicable after his appointment but, in any event, within two (2) months of such appointment. The costs of the Expert shall be borne by the Sellers. Upon Closing pursuant to clause 5.1(c)(i), the Purchaser shall promptly implement and execute the mechanism(s) to permit the Sellers to dispose of the amount of Relevant Shares required to meet all such Tax liabilities in accordance with the Expert’s determination of such liabilities for Tax or amounts in respect of Tax pursuant to paragraph (d) above.

(f)	In the event that a Seller is permitted to dispose of an amount of shares of Class A Common Stock in order to pay any liability for Tax (if any), or amounts in respect of Tax payable to the Company (if any), and also to pay any costs incurred by such Seller in connection with (i), (ii) or (iii) in paragraph (d) above, and, once the due date for payment of that Tax, amounts or costs has passed, it is clear that the sums actually payable are less than the sums which were expected to be payable at the time the disposal was permitted:

(A)	such excess cash amount actually retained by such Seller (where relevant, less any costs of recovery and any Tax actually suffered thereon) shall (if there would be no consequent Tax liability for such Seller or the Purchaser) be promptly paid by such Seller to the Purchaser and the Purchaser shall re-issue to such Seller such number of shares of Class A Common Stock that represented the amount of such excess (based on the price at which such shares were disposed of pursuant (i), (ii) or (iii) in paragraph (d) above); provided that

(B)	if the re-issuance referred to in (A) would lead to a Tax liability for such Seller or the Purchaser, (A) shall not apply and the Purchaser and such Seller agree to cooperate in good faith (using reasonable endeavours) to implement a mechanic whereby such excess amount (where relevant, less any costs of recovery and any Tax actually suffered thereon) is retained by such Seller on a basis which is tax efficient for such Seller and the Purchaser and in a way that is designed to reflect the economics intended to be achieved by (A) above and if no such mechanic is agreed by such Seller and the Purchaser, such Seller shall in any event retain the relevant cash amount.

(g)

If, on any date after the signing of this Agreement but always on or before the date which is three (3) months prior to the Outside Date, the Sellers or the Purchaser (acting reasonably) notify the other that they believe that there is a reasonable probability that the amount of Tax (if any) payable by the Sellers, and/or amounts in respect of Tax (if any) payable to the Company by the Sellers, in respect of the Sellers’ entitlement to (and/or the issuance of) the consideration referred to in clause 2 and costs incurred in respect of Tax by the Sellers in connection with the sale mechanisms described in (i), (ii) or (iii) in paragraph (d) above, would exceed the amount of the total consideration actually received by the Sellers or (so far as reasonably ascertainable) which will have been received by the Sellers on or before the date on which the Tax or amounts in respect of Tax have become payable then either the Sellers or the Purchaser shall retain an independent expert nominated by the Sellers who is acceptable to the Purchaser or, failing agreement between the Purchaser and the Sellers within 10 Business Days, be entitled to request the President for the time being of the Chartered Institute of Taxation of England and Wales to appoint an appropriate independent expert (the Independent Expert); provided that where the Expert has already been appointed pursuant to paragraph (e), such Expert shall be the Independent Expert. The Independent Expert shall be requested to determine whether or not there is a reasonable probability that the amount of Tax (if any) payable by the Sellers, and/or amounts in respect of Tax (if any) payable to the Company by the Sellers, in respect of the Sellers’ entitlement to (and/or the issuance of) the consideration referred to in clause 2 and costs incurred in respect of Tax by the Sellers in connection with the sale mechanisms described in (i), (ii) or (iii) in paragraph (d) above would exceed the total amount of the consideration actually received by the Sellers or (so far as reasonably ascertainable) which will have been received by the Sellers on or before the date on which the Tax or amounts in respect of Tax have become payable at any time, as soon as reasonably practicable after his appointment but, in any event, within two (2) months of such appointment. The costs of the Independent Expert shall be borne by the Sellers.

For the avoidance of doubt for the purposes of this Schedule any capital gains tax liability of the Sellers in respect of the Deferred Consideration which arises as a result of the non-application of section 138A TCGA 1992 shall be treated as arising on Closing and the fact that the Sellers may have to pay amounts (whether to HMRC or otherwise) in respect of any liability for Tax or amounts in respect of Tax at a later date shall not operate to defer the date the liability for Tax or amounts in respect of Tax arises for the purposes of this Schedule.

SCHEDULE 7

DEFINITIONS AND INTERPRETATION

1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Affiliate means, with respect to a specified person, any other person that directly, or indirectly through one or more other Affiliates, Controls, is Controlled by, or is under common Control with, such specified person, in each case from time to time;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Sellers and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Sellers and the Purchaser);

Business Day means a day (other than a Saturday or Sunday or public holiday in England and Wales or in New York, New York) on which banks are open in London and New York for general commercial business;

Business IP means the Intellectual Property Rights used by the Company;

Change of Control means the occurrence of any of the following: (1) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Purchaser or Evercore LP to any person if any person or affiliated group of persons (other than the Purchaser, Mr. Altman, Mr. Beutner, Mr. Aspe or any of their respective Affiliates) will be, immediately following the consummation of such transaction or transactions, the beneficial owner, directly or indirectly, of more than 50% of the then outstanding securities or voting securities of such person; (2) the dissolution of the Purchaser or Evercore LP (other than by way of merger, consolidation or a reorganization transaction); or (3) the consummation of any transaction (including, without limitation, any merger, consolidation or a reorganization transaction) the result of which is that any person or affiliated group of persons (other than the Purchaser, Mr. Altman, Mr. Beutner, Mr. Aspe or any of their respective Affiliates) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding partnership units of Evercore LP and/or more than 50% of the voting power of the Purchaser’s then outstanding voting securities;

Charity means (i) a charity within the meaning of that word as it is used in the Charities Act 1993 and (ii) any organisation that is organized and operated for a purpose described in Section 170(c) of the Code (determined without reference to Code Section 170(c)(2)(A)) and described in Code Sections 2055(a) and 2522, in any case being a Charity unconnected with the Sellers;

Claim means any claim under or for breach of this Agreement including for the avoidance of doubt the Warranties;

Class A Common Stock means shares of Class A common stock of par value of $0.0001 per share of the Purchaser;

Class A Units means Class A Units of Evercore LP representing interests in Evercore LP;

Closing means completion of the sale and purchase of the Shares in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 5.1;

Code means the United States Internal Revenue Code of 1986, as amended from time to time.

Company means Braveheart Financial Services Limited, a private company limited by shares incorporated in England;

Conditions means the conditions to Closing set out in clause 3.1, and Condition means any of them;

Confidential Information has the meaning given in clause 12.1;

Control (including the terms Controlled by and under common Control with) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such person;

Cooperation Agreement means the cooperation agreement between the Company and the Purchaser dated 19 April 2006;

COP 10 Request means an application (to be made to HMRC under Code of Practice 10 by the Sellers or the Sellers’ advisers on their behalf, but drafted in consultation with the Purchaser and its advisors so that, in particular, the Purchaser shall be sent a copy of any draft of the application which the Sellers or the Sellers’ advisors propose to submit to HMRC at least 10 Business Days before it is submitted provided that the Purchaser and/or its advisors agree to provide any comments for consideration of the Sellers in a timely fashion so that the Sellers do not breach their obligation under clause 14.4 (and the Sellers agree to consider in good faith any comments provided by the Purchaser)) requesting that HMRC agree that no element of the consideration for the sale of the Shares pursuant to this Agreement represents employment income under the provisions of the Income Tax (Earnings and Pensions) Act 2003;

COP 10 Ruling means the first substantive written response from HMRC to the COP 10 Request (but for the avoidance of doubt a request for information from or question raised by HMRC will not of itself constitute a substantive response);

COP 10 Ruling Deadline means the earlier of (i) the date on which the COP 10 Ruling is obtained from HMRC and (ii) the date that is three (3) months from the date on which the COP 10 Request is submitted by the Sellers to HMRC pursuant to clause 14.4;

Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money);

Deed means the deed entered into by the Purchaser and the Sellers on the date of this Agreement;

Deferred Consideration has the meaning given in clause 2.3;

Disability means, as to any person, such person’s inability to perform in all material respects his or her duties and responsibilities to the Purchaser, or any of its Affiliates, by reason of a physical or mental disability or infirmity which inability is reasonably expected to be permanent and has continued (i) for a period of six consecutive months or (ii) such shorter period as the Purchaser may reasonably determine in good faith;

Disclosure Letter means the letter from the Sellers to the Purchaser executed and delivered immediately before the signing of this Agreement;

Earn Out Consideration has the meaning given in clause 2.9;

Employees means the employees of the Company immediately prior to Closing;

European Advisory Revenues means gross revenues generated by the financial advisory business carried on by the Purchaser’s Group in Europe (including, after Closing the Company) less any out-of-pocket expenses charged by third parties specifically in relation to a particular engagement which are not reimbursed by the client or otherwise;

Evercore IPO means the initial public offering of Evercore Partners Inc. pursuant to the S-1;

Evercore LP means Evercore LP, a limited partnership organised under the laws of Delaware with its principal office at 55 East 52nd Street, 43rd Floor, New York, New York 10055;

Evercore Reorganisation means the reorganisation of various entities under common control with the Purchaser in connection with, and prior to the closing of, the Evercore IPO, including the issuance of partnership units of Evercore LP to individuals and entities who will be partners of Evercore LP and the contribution of such various entities under common control with the Purchaser to Evercore LP;

Evercore Shares has the meaning given in paragraph (a) of Schedule 6;

Exchange Rate means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid point) for that currency into sterling on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank plc as at the close of business in London on such date;

Exhibits means exhibit 1 to this Agreement, and Exhibit shall be construed accordingly;

Fair Market Value means, with respect to a single share of Class A Common Stock, an amount in U.S. dollars equal to the volume weighted average (rounded to the nearest 1/1,000) of the closing sale prices per share of Class A Common Stock on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal, for the ten (10) trading days ending on the second trading day immediately prior to the date of determination provided that if the event or circumstance giving rise to the Claim in respect of which payment is due hereunder would be required to be publicly disclosed by the Purchaser, the 10-trading day period for calculating the Fair Market Value of the shares of Class A Common Stock shall commence on the second trading day following the date of such public announcement;

Family Trust means any trust the sole beneficiaries of which (other than remote contingent beneficiaries) are limited to the transferor, the transferor’s spouse, and the lineal descendants of the transferor and which has undertaken to the Purchaser, in accordance with Schedule 6, to be subject to the restrictions on transfer set out in Schedule 6 to this Agreement;

Governmental Entity means any supra national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi governmental authority or any Tax Authority, including the European Union, any such governmental or quasi-governmental or private body in the European Union, and including, for the avoidance of doubt, the UK Financial Services Authority;

HMRC means HM Revenue & Customs;

Intellectual Property Rights means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world and registered includes registrations and applications for registration;

Loan Notes means loan notes to be constituted by the Loan Note Instrument to be issued by the Purchaser if required pursuant to clause 2.10;

Loan Note Instrument means the instrument in the Agreed Form constituting the Loan Notes;

Outside Date means the date which is seven (7) months after the COP 10 Ruling Deadline;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Permitted Transferee has the meaning given in paragraph (c) of Schedule 6;

Preference Shares means the 100,181 issued preference shares of £1.00 each in the capital of the Company;

Proposed Transaction means the transaction contemplated by the Transaction Documents;

Purchaser Group means the Purchaser and its Affiliates from time to time;

Representatives has the meaning given in clause 12.1;

S-1 has the meaning given in clause 11.1;

Sellers’ Bank Accounts means such bank accounts as are notified by the Sellers to the Purchaser from time to time for the purposes of this Agreement;

Shares means the shares comprising the entire issued ordinary share capital of the Company;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Surviving Provisions means clauses 11 (Announcements), 12 (Confidentiality), 13 (Assignment), 15 (Costs), 16 (Notices), 17 (Conflict with other Agreements), 18 (Whole Agreement), 19 (Waiver, Rights and Remedies), 21 (Variations), 22 (Invalidity), 23 (No Third Party Enforcement Rights), 24 (Governing Law and Jurisdiction) and Schedule 7 (Definitions and Interpretation);

Tax or Taxes means all taxes of any kind, including any corporation tax, income tax, capital gains tax, national insurance contributions, payroll and pay as you earn taxes, stamp duty, stamp duty reserve tax, stamp duty land tax, value added tax, duties of customs and excise and any other taxes, assessments, levies, duties, charges, imposts or withholdings corresponding to, similar to, replaced by or replacing any of them, together with all interest, penalties, charges and additions imposed with respect to such amounts or to failure to file any return required for the purposes of any of them, regardless of the jurisdiction in which such amounts are required to be paid;

Tax Authority or Taxing Authority means any taxing or other authority (whether within or outside the United Kingdom) competent to impose any liability to or assess or collect any Tax;

Tax Returns means any return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof;

TCGA 1992 means the Taxation of Chargeable Gains Act of 1992;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

Transaction Documents means this Agreement, the Disclosure Letter, the Service Agreements, the Deed and the Loan Note Instrument;

Transfer means, in respect of any Evercore Shares, property or other asset, any sale, assignment, transfer, distribution or other disposition thereof, whether voluntarily or by operation of law, including, without limitation, the exchange of any Evercore Shares for any other security;

Unconditional Date has the meaning given in clause 3.3;

VATA means the Value Added Tax Act 1994;

Warranties means the warranties given pursuant to clause 6 and set out in Schedule 1; and

Working Hours means 9.30 a.m. to 5.30 p.m. in the relevant location on a Business Day.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, limited company, trust, unincorporated association, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to sterling or pounds sterling or £ are references to the lawful currency from time to time of England;

(e)	for the purposes of applying a reference to a monetary sum expressed in sterling, an amount in a different currency shall be deemed to be an amount in sterling translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 2);

(f)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to (i) that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement; (ii) any enactment which that enactment re enacts (with or without modification); and (iii) any subordinate legislation (including regulations) made (before or after the date of this Agreement) under that enactment, as amended, consolidated or re enacted as described at (i) or (ii) above, except to the extent that, so long as Sellers were not in breach of the Agreement on or prior to the date on which any enactment, re-enactment or amendment thereto takes effect (without taking into account such enactment, re-enactment or amendment), any of the matters referred to in (i) to (iii) occurs after the date of this Agreement and increases or alters the liability of the Sellers or the Purchaser under this Agreement.

4. Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

EXHIBIT 1

DETAILS OF THE COMPANY

1. Name:	Braveheart Financial Services Limited

2. Date of Incorporation:	9 December 2004

3. Place of Incorporation:	England

4. Class of Company:	Private company limited by shares

5. Registered Number:	05308745

6. Registered Office:	20-22 Bedford Row, London WC1R 4JS

7. Directors:	Bernard J Taylor
Sarah J Taylor
Julian P Oakley

8. Secretary:	Jordan Company Secretaries Limited
21 St Thomas Street
Bristol BS1 6JS

9. Authorised Capital:	100,000 ordinary shares of £0.01 each
100,181 preference shares of £1.00 each

10. Issued Capital:	1000 ordinary shares of £0.01 each
100,181 preference shares of £1.00 each

11. Shareholders:	Bernard J Taylor
Julian P Oakley

12. Accounting Reference Date:

13. Subsidiaries:	None

SIGNED /S/ BERNARD TAYLOR	)
by	)
BERNARD TAYLOR	)

SIGNED /S/ JULIAN OAKLEY	)
by	)
JULIAN OAKLEY	)

SIGNED /S/ AUSTIN M. BEUTNER	)
for and on behalf of	)
EVERCORE PARTNERS INC.	)
by:	)

AUSTIN M. BEUTNER